EXHIBIT 5.1

[Duane Morris LLP Letterhead]

April 29, 2010

Cohen & Company Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104-2870

Re:	Cohen & Company Inc. - Registration Statement on Form S-8 Relating to the Cohen & Company Inc. 2010 Long Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Cohen & Company Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 1,580,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which may be issued under the Cohen & Company Inc. 2010 Long Term Incentive Plan (the “Plan”).

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Amended and Restated Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares that may be issued by the Company in connection with the Plan have been duly authorized by all necessary corporate action of the Company, and, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Maryland and the federal law of the United States, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Cohen & Company Inc. April 29, 2010 Page 2

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP